Exhibit 99.1

NEWS RELEASE
Corporate Contact	Investor Relations

MTS Medication Technologies, Inc.	Porter, LeVay & Rose, Inc.
Michael P. Conroy, CFO	Michael Porter, Investor Relations
Phone: 727-576-6311, Ext. 1464	Phone: 212-564-4700
Fax: 727-579-8067	Fax: 212-244-3075
ir@mts-mt.com	plrmail@plrinvest.com

MTS Medication Technologies, Inc. Announces First Quarter Financial Results

ST. PETERSBURG, Fla. – August 13, 2009 – MTS Medication Technologies, Inc. (NasdaqCM:MTSI), an international provider of medication adherence packaging systems, today announced its financial results for its first quarter ended June 30, 2009.

Net sales for the first quarter decreased 10.4% to $17.4 million from $19.4 million in the prior year’s first quarter. Net loss was $33,000, or $0.01 per diluted common share, compared with net income of $374,000, or $0.06 per diluted common share, in the prior year’s first quarter. Net sales associated with consumables in the U.S. long-term care market increased approximately 4.2%. Net sales through European operations increased 16.6% when expressed in the functional currency in which the products are sold and decreased 6.6% when expressed in U.S. dollars.

Gross margin for the first quarter was 35.6% compared with 31.2% in the prior year’s first quarter. The increase in gross margin percentage was due primarily to a higher proportion of revenue associated with consumable products in the first quarter of this fiscal year compared with that of the prior year.

SG&A expenses for the first quarter were $5.1 million, or 29.6% of revenue, compared with $4.5 million, or 23.4% of revenue, in the prior year’s first quarter. The increase in SG&A expenses was primarily due to the fact that the Company incurred approximately $421,000 in costs associated with the previously announced Agreement and Plan of Merger entered into with Excellere Partners. In addition, research and development costs were $232,000 higher in the first quarter of this fiscal year compared with the prior year.

Operating income for the first quarter was $260,000, or 1.5% of net sales, compared with $713,000, or 3.7% of net sales, in the prior year’s first quarter.

Segment Results

Consumables

	Three Months Ended

	June 30, 2009	June 30, 2008

	(In Thousands, Except Percentages)

Net Sales	$13,421	$13,092
Gross Margin	39.8%	39.2%
Operating Income*	$2,388	$1,615
Operating Margin	17.8%	12.3%

*Operating income, as presented above, is net sales less cost of sales and other operating expenses that are directly identifiable to the respective segment or allocated on the basis of sales or manpower.

Net sales for the Consumables Segment in the first quarter increased $329,000, or 2.5%, primarily due to growth in the U.S. long-term care market of approximately 4.2%. Our growth in the U.S. is primarily attributable to new sales to pharmacies servicing nursing home and assisted living facilities and also an increase in the number of long-term care customers served.

Operating margins improved in the first quarter due primarily to foreign exchange gains, lower R&D expenses and lower freight and direct material costs.

Packaging Automation

	Three Months Ended

	June 30, 2009	June 30, 2008

	(In Thousands, Except Percentages)

Net Sales	$3,911	$6,191
Gross Margin	21.7%	14.3%
Operating (Loss)*	$(1,171)	$(246)
Operating Margin	(29.9%)	(4.0%)

*Operating (loss), as presented above, is net sales less cost of sales and other operating expenses that are directly identifiable to the respective segment or allocated on the basis of sales or manpower.

Net sales for the Packaging Automation Segment in the first quarter decreased $2.3 million, or 36.8%, primarily as a result of the fact that during the first quarter of the prior year, MTS recorded $4.1 million of revenue associated with seven OnDemand® machines that were accepted by Omnicare.

Operating margin during the first quarter decreased compared with the prior year due primarily to higher R&D costs associated with the Microfil™ Project and the development of a high speed inspection system for OnDemand Express II™ and CentraFill™; as well as the addition of senior management personnel.

Medication Administration Systems

	Three Months Ended

	June 30, 2009	June 30, 2008

	(In Thousands, Except Percentages)

Net Sales	$27	$83
Gross Margin	243.4%	14.4%
Operating (Loss)*	$(316)	$(480)
Operating Margin	(1,170.4%)	(578.3%)

*Operating (loss), as presented below, is net sales less cost of sales and other operating expenses that are directly identifiable to the respective segment or allocated on the basis of sales or manpower.

Net sales for Medication Administration Systems Segment in the first quarter decreased because fewer MedLocker® systems were sold compared with the prior year.

Operating loss this quarter decreased over the prior year primarily because lower revenues resulted in lower fixed overhead costs allocated to this segment.

The Company intends to file its Quarterly Report on Form 10-Q for the period ended June 30, 2009, on August 14, 2009.

About the Company

Founded in 1984, MTS Medication Technologies (www.mts-mt.com) is an international provider of medication adherence packaging systems designed to improve medication dispensing and administration. MTS manufactures automated packaging machines and related consumables for prescription medications and nutritional supplements. The Company serves approximately 8,000 pharmacies worldwide.

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions described above. Forward-looking statements may include, but are not limited to, projections of revenue, income or losses, the value of contracts, capital expenditures, plans for future operations, the elimination of losses under certain programs, financing needs or plans, compliance with financial covenants in loan agreements, plans for sale of assets or businesses, plans relating to products or services of the Company, assessments of materiality, predictions of future events and the effects of pending and possible litigation, as well as assumptions relating to the foregoing. In addition, when used in this discussion, the words “anticipates”, “estimates”, “expects”, “intends”, “believes”, “plans” and variations thereof and similar expressions are intended to identify forward-looking statements. In particular, all statements regarding the continuing of any trend or expected sales are forward-looking statements, as is any statement regarding the potential growth of our core business and incremental revenue from our OnDemand and MedLocker products. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. Statements in the Press Release describe factors, among others, that could contribute to or cause such differences. Other factors that could contribute to or cause such differences include, but are not limited to, unanticipated increases in operating costs, changes in the United Kingdom healthcare regulatory system, labor disputes, customer rejection of any installed OnDemand machine, capital requirements, increases in borrowing costs, product demand, pricing, market acceptance, hurricanes, intellectual property rights and litigation, risks in product and technology development and other risk factors detailed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events.

MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

ASSETS

	June 30, 2009	March 31, 2009

Current Assets:
Cash	$830	$493
Restricted Cash	37	79
Accounts Receivable, Net	8,596	8,567
Inventories, Net	9,487	10,001
Prepaids and Other	827	708
Deferred Tax Asset	393	393

Total Current Assets	20,170	20,241
Property and Equipment, Net	7,877	8,127
Goodwill	1,324	1,196
Other Intangible Assets, Net	580	531
Other Assets, Net	1,719	1,831

Total Assets	$31,670	$31,926

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts Payable and Accrued Liabilities	$6,022	$6,170
Current Maturities of Long-Term Debt	9	19
Customer Deposits	273	1,330

Total Current Liabilities	6,304	7,519

Long-Term Debt, Less Current Maturities	8,666	8,196
Other Liabilities	1,174	1,211
Deferred Tax Liability, Net	654	612

Total Liabilities	16,798	17,538

Stockholders' Equity:
Common Stock	65	65
Capital In Excess of Par Value	10,622	10,500
Accumulated Other Comprehensive Loss	(279)	(674)
Retained Earnings	4,792	4,825
Treasury Stock	(328)	(328)

Total Stockholders' Equity	14,872	14,388

Total Liabilities and Stockholders' Equity	$31,670	$31,926

MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands; Except Earnings Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,

	2009	2008

Net Sales	$17,359	$19,366

Costs and Expenses:
Cost of Sales	11,179	13,333
Selling, General and Administrative	5,133	4,525
Depreciation and Amortization	787	795

Total Costs and Expenses	17,099	18,653

Operating Income	260	713

Interest Expense	90	126

Income Before Taxes	170	587

Income Tax Expense	203	213

Net (Loss) Income	$(33)	$374

Net (Loss) Income Per Common Share - Basic	$(0.01)	$0.06

Net Income Per Common Share - Diluted	$(0.01)	$0.06

Weighted Average Shares Outstanding - Basic	6,473	6,449

Weighted Average Shares Outstanding - Diluted	6,473	6,778